FORM 27
                                 SECURITIES ACT
                   MATERIAL CHANGE REPORT UNDER SECTION 118(1)
                              OF THE SECURITIES ACT


ITEM 1. REPORTING ISSUER

Brocker Technology Group Ltd.
2150 Scotia Place
10060 Jasper Avenue
Edmonton, Alberta
T5J 3R8

ITEM 2. DATE OF MATERIAL CHANGE

January 21, 2000

ITEM 3. NEWS RELEASE

A press release was disseminated through the services of Canada News Wire on January 21, 2000.

ITEM 4. SUMMARY OF MATERIAL CHANGE

Brocker Technology Group Ltd. has completed a private placement of Special Warrants, pursuant to which it has raised total proceeds of $11,250,000, through the issuance of 1,800,000 Special Warrants; each Special Warrant may be exchanged for one Common Share of the Corporation, subject to increase by 10% in the event that a final prospectus is not cleared within 120 days.

ITEM 5. COMPLETE DESCRIPTION OF MATERIAL CHANGE

Brocker Technology Group Ltd. ("Brocker") has completed a private placement of Special Warrants, pursuant to which Brocker received total gross proceeds of $11,250,000 through the issuance of 1,800,000 Special Warrants at a price of $6.25 per Special Warrant. Each Special Warrant is exchangeable for one common share of Brocker for no additional consideration. Brocker has agreed to file a prospectus to qualify the distribution of the common shares issuable upon the exercise of the Special Warrants. Thomson Kernaghan & Co. Ltd. ("Thomson
Kernaghan") was retained by Brocker to act as its agent with respect to this private placement. Brocker has paid commissions equal to 7% of the gross proceeds (amounting to $787,500) and has agreed to issue Options to purchase up to an aggregate of 230,000 common shares of Brocker at $6.25 per share (which Options are to be qualified by the prospectus to be filed). After deducting these commissions in favour of Thomson Kernaghan and various sub-agents, the net proceeds received by Brocker were $10,466,000, before deducting legal and other expenses.

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Brocker  proposes  to  use  the  proceeds  of  this  private  placement  to  pay liabilities and to finance ongoing operations.

ITEM 6. RELIANCE ON SECTION 118(2) OF THE SECURITIES ACT

Not applicable

ITEM 7. OMITTED INFORMATION

Not applicable.

ITEM 8. SENIOR OFFICER

Casey O'Byrne, Director of the Corporation is knowledgeable about this material change and may be contacted respecting this Material Change at (780) 429-1010, for further information.

ITEM 9. STATEMENT OF SENIOR OFFICER

The foregoing accurately discloses the material change referred to herein.

DATED at the City of Toronto, in the Province of Ontario, this 21st day of January, 2000


                                        (Signed) "Michael Ridgway"
                                        --------------------------------